Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Casey’s General Stores, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-19179, 33-42907, and 33-56977) on Form S-8 of Casey’s General Stores, Inc. of our reports dated June 28, 2007, with respect to the consolidated balance sheets of Casey’s General Stores, Inc. and subsidiaries as of April 30, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2007 and the effectiveness of internal control over financial reporting as of April 30, 2007, which reports appear in the April 30, 2007 Annual Report on Form 10-K of Casey’s General Stores, Inc.

Our report dated June 28, 2007, notes that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (R) Share Based Payment and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements during the year ended April 30, 2007.

/s/ KPMG LLP

Des Moines, Iowa

June 28, 2007